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Exhibit 5.1

         [LETTERHEAD OF O'MELVENY & MYERS LLP]

January 21, 2011

AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105

  Re:
  Registration of 9.75% Senior Subordinated Notes due 2020 of AMC Entertainment Inc.

Ladies and Gentlemen:

        At your request, we have examined (i) the Registration Statement on Form S-4 (the "Registration Statement") (File No. 333-          ) of AMC Entertainment Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $600,000,000 in aggregate principal amount of the Company's 9.75% Senior Subordinated Notes due 2020 (the "Notes") and (ii) the joint and several guarantees (the "Guarantees") of the Notes by each of the entities listed on Schedule A attached hereto (collectively, the "Guarantors").

        We have acted as counsel to the Company in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

        1.     The Notes and the Guarantees of the Guarantors formed (in the case of limited liability companies or partnerships) in the state of Delaware or incorporated (in the case of corporations) in the states of California, Delaware or the District of Columbia have been duly authorized by all necessary corporate action on the part of the Company and the Guarantors, as applicable; and

        2.     The Notes and the Guarantees are the legally valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        In rendering the opinion in paragraph 2 above, we have assumed that (i) the Guarantees of the Guarantors not formed (in the case of limited liability companies) or incorporated (in the case of corporations) in the states of California, Delaware or the District of Columbia and (ii) the indenture and supplemental indentures, if any, pursuant to which the Notes and Guarantees have been issued have been duly authorized, executed and delivered by all necessary corporate or company action on the part of such Guarantors.

        The law governed by this opinion letter is limited to the present federal law of the United States, the present law of the States of California, New York and the District of Columbia, the present Delaware General Corporation Act and the present Delaware Limited Liability Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

        We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,
/s/ O'Melveny & Myers LLP

 Schedule A

AMC Card Processing Services, Inc., an Arizona corporation

AMC Entertainment International, Inc., a Delaware corporation

AMC License Services, Inc., a Kansas corporation

AMC ITD, Inc., a Kansas corporation

American ShowPlace Theatres, Inc., a Delaware corporation

American Multi-Cinema, Inc., a Missouri corporation

Club Cinema of Mazza, Inc., a District of Columbia corporation

LCE AcquisitionSub, Inc., a Delaware corporation

LCE Mexican Holdings, Inc., a Delaware corporation

Loews Citywalk Theatre Corporation, a California corporation

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  Exhibit 5.1
Schedule A